Exhibit 10.1

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This Amendment No. 2 to Employment Agreement (the “Amendment”) is entered into as of October 2, 2017 by and between Mateon Therapeutics, Inc., a Delaware corporation formerly known as OXiGENE, Inc. (the “Company”), and Dr. William D. Schwieterman, an individual (the “Executive”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Employment Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Company and the Executive are parties to an Employment Agreement dated May 12, 2015, as amended by that certain Amendment No. 1 to Employment Agreement on July 31, 2015 (as amended, the “Employment Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement with respect to the compensation to be paid to the Executive in order to conserve funds until further financing is secured, as specified herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employment Agreement is amended as follows:

1. Temporary Reduction in Salary. Notwithstanding Section 3 of the Employment Agreement, effective October 2, 2017, Executive’s Base Salary shall be reduced to $205,000 (the “Reduced Salary”). Executive shall be paid the Reduced Salary in accordance with the Company’s normal payroll policies until the occurrence of a Financing Event. For purposes of this Amendment, the term “Financing Event” means: (a) the closing of an equity financing with gross proceeds equal to or greater than $4,000,000, (b) the execution of a licensing or collaboration agreement for OXi4503 or CA4P with an up-front payment equal to or greater than $4,000,000 if the Company funds the remainder of Study OX1222, (c) any combination of (a) and (b) whereby the gross proceeds are equal to or greater than $4,000,000, or (d) the execution of a licensing or collaboration agreement for OXi4503 or CA4P with an up-front payment equal to or greater than $1,000,000 if the licensee or collaborator funds the remainder of Study OX1222. Immediately upon the closing of a Financing Event, provided Executive remains employed with the Company as of the date of the closing of the Financing Event, Executive’s salary shall be reinstated to the previous Base Salary amount of $410,000. The Compensation Committee will consider whether any additional compensation shall be paid to Executive related to the period of Reduced Salary. Executive understands and agrees that Executive has already been paid all wages due and owing under the Employment Agreement as of the date of this Amendment.

2. Effect of Amendment on “Good Reason”. Notwithstanding the definition of “Good Reason” as stated in Section 6.6 of the Employment Agreement, nothing in this Amendment, including the temporary reduction of Executive’s Base Salary, shall constitute Good Reason for Executive to resign Executive’s Employment. The parties agree that the Reduced Salary is intended to be temporary and that Executive is receiving the additional consideration of continued employment with the Company. During the period of Reduced Salary, if there is a Change in Control of the Company and Executive’s employment is terminated or Executive terminates for Good Reason, any sums due to Executive shall be based on Executive’s Base Salary before the salary reduction effective with this Amendment No. 2.

3. Effective Date. This Amendment shall be effective as of October 2, 2017 (the “Effective Date”).

4. Other Provisions. Except as specifically modified herein, the terms of the Employment Agreement shall remain in full force and effect. It is understood and agreed that this Amendment to the Employment Agreement shall become part of the Employment Agreement and shall be a binding agreement upon execution by the parties.

IN WITNESS WHEREOF, Company and Executive have caused this Amendment to be executed as of the date first above written.

MATEON THERAPEUTICS, INC.

By:	/S/ MATTHEW M. LOAR	/S/ WILLIAM D. SCHWIETERMAN
	Matthew M. Loar	William D. Schwieterman, M.D.